AMENDMENT NO. 3

                                       TO

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


     THIS AMENDMENT dated as of February 13, 1998, by and among JPE, Inc., a Michigan corporation ("Company"), the Banks signatory hereto ("Banks") and Comerica Bank, as agent for the Banks (in such capacity "Agent").

                                R E C I T A L S:

     A. Company, Banks and Agent entered into that certain Third Amended and Restated Credit Agreement dated as of December 31, 1996, as previously amended on April 16, 1997 and as of June 30, 1997 ("Agreement").

     B. Company has requested that Banks waive certain covenants and other provisions of the Agreement. Banks agree to do so, subject to the terms and conditions of this Amendment.

     The parties agree as follows:

     1. The definition of "Applicable Fee Percentage" set forth in the Agreement in Section 1.9 is amended to read as follows:

          "1.9 `Applicable Fee Percentage' shall mean, as of any date of determination thereof, four percent (4%)."

     2. The definition of "Majority Banks' set forth in Section 1.71 of the Agreement is amended to read as follows:

          " 1.71 `Majority Banks' shall mean all of the Banks."

     3. The definition of "Permitted Transfer(s)" set forth in Section 1.82 of the Agreement:

          "1.82 `Permitted Transfer(s)' shall mean any (i) sale, assignment, transfer or other deposition of inventory in the ordinary course of business, (ii) prior to the occurrence of an Event of Default, the sale, assignment, transfer or other disposition of worn-out or obsolete machinery or equipment, (iii) prior to the occurrence of an Event of Default, the sale, assignment, transfer or other disposition on or after February 13, 1998 of other machinery or equipment or real estate which is no longer used by the Company or a Subsidiary in the operation of its business to the extent not to exceed $1,000,000 in the aggregate (for Company and its subsidiaries) and (iv) any sale, assignment, transfer or other disposition of the assets of JPE Canada."

     4. The definition of "Prime-based Rate" set forth in Section 1.86 of the Agreement is amended to read as follows:

          "1.86 `Prime-based Rate' shall mean, for any day, (i) with respect to Line of Credit Advances, three percent (3%) plus the Prime Rate, and (ii) with respect to all other Advances, the sum of one and one quarter percent (1.25%) plus the greater of (A) the Prime Rate or (B) the Alternate Base Rate."

     5. The definition of "Revolving  Credit Aggregate  Commitment" set forth in
Section 1.95 of the Agreement is amended to read as follows:

          "1.95 `Revolving Credit Aggregate Commitment' initially shall mean One Hundred Ten Million Dollars ($110,000,000), subject to reduction or termination under Section 2.8, 10.2 or 11.2 hereof. On June 30, 1998, "Revolving Credit Aggregate Commitment" automatically shall be reduced to Sixty Four Million One Hundred Sixty Six Thousand Six Hundred Sixty Seven Dollars ($64,166,667), subject to further reduction under Section 2.8 or
     11.2 hereof or termination under Section 10.2 hereof."

     6. The  definition of "Line of Credit  Aggregate  Commitment"  set forth in
Section 1.109 of the Agreement is amended to read as follows:

          "1.109 `Line of Credit Aggregate Commitment' initially shall mean Ten Million Dollars ($10,000,000), subject to reduction or termination under
     Section 2.A.6, 10.2 or 11.2 hereof. On June 30, 1998, "Line of Credit Aggregate Commitment" automatically shall be reduced to Five Million Eight Hundred Thirty Three Thousand Three Hundred Thirty Three Dollars ($5,833,333), subject to further reduction under Section 2.A.6 or 11.2 hereof or termination under Section 10.2 hereof."

     7. Sections 8.3(i) and 8.3(j) are added to the Agreement as follows:

          "(i) As soon as available and in any event within five (5) Business Days after and as of the end of each month, commencing February 28, 1998 a forecasted borrowing report (in form similar to that previously furnished to Agent) setting forth in detail Company's daily projected Requests for Advances for the six month period immediately succeeding such month; and

          "(j) As soon as available and in any event within twenty (20) days after and as of the last day of each month, (A) the balance sheet of Company and its Consolidated Subsidiaries and related statements of income on a Consolidated and Consolidating basis, including a comparison to budgeted amounts, retained earnings and cash flows for the period commencing with January 1 of such year and ending on such date, certified by a responsible financial officer of Company as to the consistency with prior financial reports and accounting periods and as to accuracy and fairness of presentation."

     8. Section 8.4 of the Agreement is amended to read as follows:

          "Funded Debt to EBITDA Ratio". Maintain a Funded Debt to EBITDA Ratio of not more than the following as of the dates set forth below:

           December 31, 1997                                    5.40 to 1.0
           March 31, 1998                                       5.65 to 1.0
           June 30, 1998                                        5.40 to 1.0
           September 30, 1998 and the last day
             of each fiscal quarter thereafter                  5.10 to 1.0"

     9. Section 8.5 of the Agreement is amended to read as follows:

          "Fixed Charge Coverage Ratio". On a Consolidated basis, maintain a Fixed Change Coverage Ratio of not less than the following as of the dates set forth below:

           December 31, 1997                                    1.20 to 1.0
           March 31, 1998                                       1.05 to 1.0
           June 30, 1998 and the last day
             of each fiscal quarter thereafter                  1.0  to 1.0"

     10. Section 8.23 is added to the Agreement as follows:

          "8.23 Reduction of Indebtedness.

               (a) On June 30, 1998, pay to Agent for distribution to the Revolving Credit Banks, pro rata based on each such Bank's Percentage of the Revolving Credit Aggregate Commitment, an amount equal to the amount by which the sum of the aggregate principal amount of Revolving Credit Advances outstanding on such date, the aggregate principal amount of Swing Line Advances outstanding on such date, the aggregate undrawn amount of any Letters of Credit outstanding on such date and the aggregate amount of all outstanding Letter of Credit Obligations on such date exceeds the Revolving Credit Aggregate Commitment as reduced automatically on such date pursuant to the terms of this Agreement.

               "(b) On June 30, 1998, pay to Agent for distribution to the Line of Credit Banks, pro rata based on each such Bank's percentage of the Line of Credit Aggregate Commitment, an amount equal to the amount by which the aggregate principal amount of Line of Credit Advances outstanding on such date exceeds the Line of Credit Aggregate Commitment as reduced automatically on such date pursuant to the terms of this Agreement."

     11. Section 8.24 is added to the Agreement as follows:

          "8.24 Letter of Intent. On or before May 15, 1998, furnish Agent, with copies for each Bank, with a letter of intent or other agreement, in form and substance satisfactory to the Banks, between Company and a third party acceptable to the Banks, establishing to the Banks' sole, but reasonable, satisfaction that by June 30, 1998, Company reasonably can be expected, based on the transactions contemplated by such letter of intent or agreement, to have sufficient funds to make the payments to Agent required under Section 8.23 of this Agreement."

     12. Section 8.25 is added to the Agreement as follows:

          "8.25 Engagement Letter. Immediately notify Agent if there is any amendment, modification or termination of that certain engagement letter dated January 22, 1998 between Company and CIBC Oppenheimer Corp. ("CIBC Engagement Letter"); and permit Agent (with or without its legal counsel) to discuss from time to time the status of the Transactions (as defined in the CIBC Engagement Letter) with CIBC Oppenheimer Corp. and its officers, employees and authorized representatives and by this provision, Company authorizes CIBC Oppenheimer Corp. and its officers, employees and authorized representatives to discuss the status of the Transactions with Agent (and its legal counsel); and Company further covenants and agrees to execute such separate letters or agreements as Agent or CIBC Oppenheimer Corp. may request consistent with this Section."

     13. Section 10.1(n) of the Agreement is deleted.

     14. Section 10.7 is added to the Agreement as follows:

          "10.7 Post-Default Appraisals and Environmental Matters. Following the occurrence of an Event of Default and unless such Event of Default has been cured or waived by the Banks, in addition to all other remedies which may be exercised by Agent and/or the Banks, Agent shall (i) retain MAI appraisers satisfactory to the Majority Banks to prepare appraisals of all machinery, equipment and real property owned by Company and its Subsidiaries in form satisfactory to the Majority Banks and (ii) retain environmental consultants satisfactory to Agent and Majority Banks to prepare written environmental assessment reports and an audit of compliance with health, safety and environmental laws and regulations of all such real property and any other of Company's or a Subsidiary's facilities (collectively, the "Environmental Assessment"), the contents of which may be disclosed to governmental agencies and authorities when Majority Banks believe this to be required by law. If the Environmental Assessment identifies that (x) there is contamination present on any of the property,
     (y) there are circumstances regarding the environmental status of any of the property or of other properties in reasonable proximity to any of the property which might impair the value of any of the subject property or results in Agent's or any Bank's assumption of any environmental liability which Agent or such Bank deems to be unacceptable in its sole and absolute discretion, and (z) there are violations of environmental laws and regulations with respect to any property of Company or any of its Subsidiaries, Company expeditiously and diligently thereafter shall undertake and complete remedial investigations and response activities as required by applicable state and federal environmental laws and regulations pursuant to written work plans subject to review and approved by Majority Banks. Company shall reimburse Agent for all costs incurred by Agent in connection with such appraisals and environmental assessments, including, without limit, attorneys fees incurred by Agent in connection with the review thereof.

     15. The following paragraphs are added to Section 11.2 of the Agreement:

          "Notwithstanding anything to the contrary set forth in this Agreement, the proceeds of the sale, lease, disposal or other transfer of any asset(s) of Company or any of its Subsidiaries (excluding JPE Canada) which occurs prior to an Event of Default, whether or not such assets constitute Collateral and whether or not any such sale, lease, disposal or other transfer constitutes a Permitted Transfer (other than as permitted in clauses (i) and (ii) of the definition of Permitted Transfer to which this paragraph shall not apply), net of reasonable and customary third party expenses of sale and estimated corporate taxes payable by JPE or its Subsidiaries which are attributable to such sale, lease, disposal or other transfer, shall be applied to the Revolving Notes, Swing Line Notes, Line of Credit Notes and Company's Cash Collateral Obligations, pro rata based upon the ratio that the indebtedness outstanding under the Revolving Notes, Swing Line Notes, Line of Credit Notes and Cash Collateral Obligations, respectively, bears to the aggregate outstanding principal Indebtedness. The application of such proceeds to the Revolving Notes and Line of Credit Notes shall be based on each Bank's Percentage of the aggregate loans evidenced by such Notes, respectively, and the application of such proceeds and other sums to the Cash Collateral Obligations shall be based on each Bank's Percentage of risk participation in all outstanding Letters of Credit. Concurrently with such application of proceeds, the Revolving Credit Aggregate Commitment and Line of Credit Aggregate Commitment, respectively, shall be reduced permanently (and with respect to each Bank's Percentage thereof, on a pro rata basis) by the amount so applied to such Notes.

          "Notwithstanding anything to the contrary set forth in this Agreement, the proceeds of the sale, lease, disposal or other transfer of any asset(s) of JPE Canada which occurs prior to an Event of Default, whether or not such assets constitute Collateral and whether or not any such sale, lease, disposal or other transfer constitutes a Permitted Transfer (other than as permitted in clauses (i) and (ii) of the definition of Permitted Transfer to which this paragraph shall not apply), net of reasonable and customary third party expenses of sale and estimated corporate taxes payable by JPE Canada which are attributable to such sale, lease, disposal or other transfer, shall be used first to repay indebtedness of JPE Canada to Bank of Nova Scotia, and then shall be applied to the Revolving Notes, Swing Line Notes, Line of Credit Notes and Company's Cash Collateral Obligations, pro rata based upon the ratio that the indebtedness outstanding under the Revolving Notes, Swing Line Notes, Line of Credit Notes and Cash Collateral Obligations, respectively, bears to the aggregate outstanding principal Indebtedness. The application of such proceeds to the Revolving Notes and Line of Credit Notes shall be based on each Bank's Percentage of the aggregate loans evidenced by such Notes, respectively, and the application of such proceeds and other sums to the Cash Collateral Obligations shall be based on each Bank's Percentage of risk participation in all outstanding Letters of Credit. Concurrently with such application of proceeds, the Revolving Credit Aggregate Commitment and Line of Credit Aggregate Commitment, respectively, shall be reduced permanently (and with respect to each Bank's Percentage thereof, on a pro rata basis) by the amount so applied to such Notes."

     16. Notwithstanding anything to the contrary set forth in the Agreement from the date hereof, Company shall have no right to elect the Eurocurrency-based Rate as the Applicable Interest Rate for any new Advance, nor shall Company have the right to refund an existing Advance as a
Eurocurrency-based Advance or convert any existing Advance to a Eurocurrency-based Advance.

     17. Notwithstanding anything to the contrary set forth in the Agreement, the Line of Credit Banks shall have no obligation to make a Line of Credit Advance if the principal amount of the Line of Credit Advance so requested, plus the principal amount of all Line of Credit Advances then outstanding under the Line of Credit Notes plus the aggregate unpaid (and unwaived) portion of the amendment fee required by paragraph 19 of this Amendment shall exceed the then applicable Line of Credit Aggregate Commitment.

     18. Nothing set forth in this Amendment shall constitute the consent of Banks or the Agent to the sale, transfer, lease or disposition of any of the assets of Company or any of its Subsidiaries.

     19. Company shall pay Agent, for distribution to the Banks, pro rata, based on each Bank's aggregate Percentage of the Revolving Credit Aggregate Commitment and Line of Credit Aggregate Commitment, a nonrefundable amendment fee of One Million Two Hundred Thousand Dollars ($1,200,000) payable in installments as follows: $480,000 of such fee shall be payable upon execution of this Amendment by Company and the balance thereof shall be payable in six installments of $120,000 each on the first day of each month commencing May 1, 1998, provided, upon reduction of the Indebtedness outstanding under the Revolving Notes and reduction of the Revolving Credit Commitment to $64,166,667 or less and reduction of the Indebtedness outstanding under the Line of Credit Notes and reduction of the Line of Credit Commitment to $5,833,333 or less, any such installments of the amendment fee which become due and payable thereafter shall be deemed waived by Banks.

     20. The above amendments shall be effective as of December 31, 1997, except the amendments to the definitions "Applicable Fee Percentage" and "Prime-based Rate" set forth in paragraphs 1 and 2 above which shall be effective as of January 30, 1998, provided that Agent shall have received, in form satisfactory to Banks, the documents set forth on the closing agenda annexed hereto together with payment of the $480,000 installment of the amendment fee described in paragraph 19 above.

     21. Except as expressly modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

     22. Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company's corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 7.1 through 7.22 and 7.24 of the Agreement are true and correct on and as of the date hereof with the same force and effect as if made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 7.23 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 8.3 of the Agreement; and (d) no Event of Default, or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, has occurred and is continuing as of the date hereof.

COMPANY:                             JPE, INC.

                                     By:  /s/ Donna L. Bacon
                                        ------------------------------------
                                     Its: EVP, CFO



AGENT:                               COMERICA BANK

                                     By:  /s/ Lana L. Anderson
                                        ------------------------------------
                                     Its: Vice President



REVOLVING CREDIT BANKS
AND LINE OF CREDIT BANKS:            COMERICA BANK

                                     By:  /s/ Lana L. Anderson
                                        ------------------------------------
                                     Its: Vice President


                                     NBD BANK

                                     By:  /s/ Erik W. Bakker
                                        ------------------------------------
                                     Its: First Vice President


                                     NATIONAL BANK OF CANADA

                                     By:  /s/ Jeffrey C. Angell
                                        ------------------------------------
                                     Its: Vice President

                                     By:  /s/ Duane K. Bedard
                                        ------------------------------------
                                     Its: Vice President


                                     HARRIS TRUST AND SAVINGS BANK

                                     By:  /s/ Kirby M. Law
                                        ------------------------------------
                                     Its: Vice President


                                     BANK ONE, DAYTON, N.A.

                                     By:  /s/ Scott E. Roman
                                        ------------------------------------
                                     Its: AVP



SWING LINE BANK:                     COMERICA BANK

                                     By:  /s/ Lana L. Anderson
                                        ------------------------------------
                                     Its: Vice President